                                                               EXHIBIT-99.B9(b)



                                AGENCY AGREEMENT


             This agreement is made and entered into as of this 1st day of February, 1997 (the "Agreement"), by and between Stagecoach Funds, Inc., a registered management investment company incorporated in the State of Maryland (the "Company"), and Wells Fargo Bank, N.A., ("Agent"), for transfer agency and dividend disbursing agency services as follows:

      I.     SERVICES.

             A. Appointment of Agent. The Company hereby appoints Agent as its transfer and dividend disbursing agent for the Funds (each, a "Fund" and collectively, the "Funds") listed in Appendix A, as such Appendix may be amended from time to time, and Agent accepts such appointment.

             B. Description of Services. As consideration for the compensation hereinafter described in Section I (C), Agent agrees to provide each Fund with the facilities and services described and set forth on Appendix B attached hereto and incorporated herein by reference.

             C. Compensation. As consideration for the services described in Section I (B), above, the Company shall pay to Agent, on behalf of each Fund, fees at the rates specified on Appendix A.

      II. EXPENSES. Agent shall be responsible for expenses incurred by it pursuant to this Agreement and shall not be reimbursed for expenses incurred in connection with the performance of services under this Agreement.

      III. TERM. This Agreement shall become effective as of the date first above written and shall continue until terminated pursuant to its provisions.

      IV. INSURANCE. Agent agrees to procure and maintain such fidelity bond coverage as may be required by the Investment Company Act of 1940 (the "1940 Act"), in the amounts and with such deductibles as are required by or permitted under the 1940 Act, as it may be amended from time to time.

      V.     REGISTRATION AND COMPLIANCE.

             A. Agent represents that it is registered as a transfer agent with the Securities and Exchange Commission ("SEC") pursuant to Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, and Agent agrees to maintain said registration current and comply with all of the requirements of the Exchange Act, rules and regulations during the term of this Agreement.

             B. The Company represents that it is a diversified management investment company registered with the SEC in accordance with the 1940 Act and the rules and regulations promulgated thereunder. The Company is authorized to offer and sell its shares pursuant to the 1940 Act, the Securities Act of 1933, as amended ("1933 Act"), and the rules and regulations promulgated thereunder. The Company will furnish Agent with a list of those jurisdictions in the United States and elsewhere in which it is authorized to offer and sell its shares to the general public and will maintain the currency of such list by amendment. The Company agrees promptly to advise Agent of any change in or limitation upon its authority to carry on business as an investment company pursuant to the 1940 Act, the Exchange Act and the 1933 Act and the statutes, rules and regulations of each and every jurisdiction to which it is subject.

      VI. DOCUMENTATION. The Company and Agent shall each supply to the other upon request such documentation as is required by them to carry out their respective obligations under this Agreement including, but not limited to, articles of incorporation, bylaws, codes of ethics, registration statements, permits, financial reports, third party audits, certificates of authority, computer tapes and related items.

      VII. PROPRIETARY INFORMATION. It is agreed that all records and documents, excepting computer data processing programs and any related documentation used or prepared by, or on behalf of Agent for the performance of its services hereunder, are the property of the Company and shall be open to audit or inspection by the Company or its agents during the normal business hours of Agent; shall be maintained in a manner designed to preserve the confidentiality thereof and to comply with applicable federal and state laws and regulations; and shall, in whole or any specified part, be surrendered to the Company or its duly authorized agents upon receipt by Agent of reasonable notice of and request therefor.

      VIII. INDEMNITY. The Company, on behalf of the Funds, shall indemnify and hold Agent harmless against any losses, claims, damages, liabilities or expenses (including reasonable attorney's fees and expenses) resulting from any claim, demand, action or suit brought by any person other than the Company (including a shareholder naming the Company as a party) and not resulting from Agent's bad faith, willful misfeasance, reckless disregard of its obligations and duties, gross negligence or breach of this Agreement, and arising out of, or in connection with:

             A.     Agent's performance hereunder;

             B. Any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm or microfiche copies) delivered, or caused to be delivered, by the Company to Agent in connection with this Agreement;

             C. Bad faith, willful misfeasance, reckless disregard of its obligations and duties or negligence of the Company, or Agent's acting upon any instructions reasonably believed by it to have been properly executed or communicated by any person duly authorized by the Company;

             D. Agent's acting in reliance upon advice given by counsel for Agent or upon advice reasonably believed by it to have been given by counsel for the Company; or

             E. Agent's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person(s) in accordance with the currently effective certificate(s) of authority delivered to Agent by the Company.

             In the event that Agent requests the Company to indemnify or hold it harmless hereunder, agent shall use its best efforts to inform the Company of the relevant facts concerning the matter in question. Agent shall use reasonable care to identify and promptly notify the Company concerning any matter which presents, or appears likely to present, a claim for indemnification against the Company or the Funds.

             The Company shall have the election of defending Agent against any claim which may be the subject of indemnification hereunder. In the event the Company so elects, it will so notify Agent and thereupon the Company shall take over defense of the claim, and (if so requested by the Company) Agent shall incur no further legal or other expenses related thereto for which it would be entitled to indemnity hereunder; provided, however, that nothing herein contained shall prevent Agent from retaining, at its own expense, counsel to defend any claim. Except with the Company's prior consent, Agent shall in no event confess any claim or make any compromise in any matter in which the Company will be asked to indemnify or hold harmless hereunder.

      IX.    LIABILITY

             A. Damages. Agent shall not be liable to the Company, or any third party, for punitive, exemplary, indirect, special or consequential damages (even if Agent has been advised of the possibility of such damages) arising from its obligations and the services provided under this Agreement, including but not limited to loss of profits, loss of use of the shareholder accounting system, cost of capital and expenses of substitute facilities, programs or services.

             B. Force Majeure. Anything in this Agreement to the contrary notwithstanding, Agent shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts or civil or military authority, national emergencies, work stoppage, fire, flood, catastrophe, earthquake, acts of God, insurrection, war, riot, data processing and communications downtime (where such downtime occurs for reasons other than Agent's gross negligence or willful misconduct) or interruption of power supply.

      X. AMENDMENT. This Agreement and the Appendices attached hereto and made a part hereof may be amended at any time, with or without shareholder approval (except as otherwise required by law), in writing signed by each of the parties hereto. Any change in the Company's registration statements or other documents of compliance or in the forms relating to any plan, program or service offered by its current prospectus which would require a change in Agent's obligations hereunder shall be subject to Agent's approval, which approval shall not be unreasonably withheld.

      XI. TERMINATION. This Agreement may be terminated by either party without cause upon one hundred twenty (120) days' prior written notice to the other, and at any time for cause in the event that such cause remains unremedied for more than thirty (30) days after receipt by the other party of written specification of such cause.

             In the event the Company designates a successor to any of Agent's obligations hereunder, Agent shall, at the expense and pursuant to the direction of the Company, transfer promptly to such successor all relevant books, records and other data of the Company in the possession or under the control of Agent.

      XII. SEVERABILITY. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then such clause or provision shall be considered severed herefrom and the remainder of this Agreement shall continue in full force and effect.

      XIII. APPLICABLE LAW. This Agreement shall be subject to and construed in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

      XIV. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire and complete agreement of the parties hereto relating to the subject matter hereof and supersedes and merges all prior contracts and discussions between the parties.

      XV. COUNTERPARTS. This Agreement may be executed in one or more counterparts; all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

STAGECOACH FUNDS, INC.                   WELLS FARGO BANK, N.A.


By: /s/Richard H. Blank, Jr.             By: /s/Elizabeth Gottfried
    ---------------------------              ---------------------------

Name: Richard H. Blank, Jr.              Name: Elizabeth Gottfried
      -------------------------                -------------------------

Title: Chief Operating Officer           Title: Vice President
       ------------------------                 ------------------------


                                                By: /s/James Nolan
                                                    -------------------

                                                Name: James Nolan
                                                      -----------------

                                                Title: Vice President
                                                       ----------------





Approved:     January 16, 1997

                                   APPENDIX A


Name of Fund

Aggressive Growth Fund

Arizona Tax-Free Fund

Asset Allocation Fund

Balanced Fund

California Tax-Free Bond Fund

California Tax-Free Income Fund

Corporate Stock Fund

Diversified Income Fund

Equity Value Fund

Ginnie Mae Fund

Growth and Income Fund

Intermediate Bond Fund

International Equity Fund

National Tax-Free Fund

Oregon Tax-Free Fund

Short-Intermediate U.S. Government Income Fund

Small Cap Fund

U.S. Government Allocation Fund

             Fees will be payable by the above-referenced Funds on each indicated Class of shares as listed below. The fees are expressed as a percentage of average daily net assets of each Class. Funds with a single class of shares are herein considered Class A shares.


Class                                      Rate
-----                                      ----
Class A                                     0.14%
Class B                                     0.14%
Institutional Class                         0.06%


Name of Fund

California Tax-Free Money Market Mutual Fund

California Tax-Free Money Market Trust

Government Money Market Mutual Fund

Money Market Mutual Fund

Money Market Trust

National Tax-Free Money Market Mutual Fund

National Tax-Free Money Market Trust

Prime Money Market Mutual Fund

Treasury Money Market Mutual Fund


             Fees will be payable by the above-referenced money market Funds on each indicated Class of shares as listed below. The fees are expressed as a percentage of average daily net assets of each Class. Funds with a single class of shares are herein considered Class A shares, other than the California Tax-Free Money Market Trust, Money Market Trust and National Tax-Free Money Market Trust, which are herein considered Institutional Class shares.

Class                                      Rate
-----                                      ----
Class A                                     0.10%
Class S                                     0.10%
Class E                                     0.02%
Institutional Class                         0.02%
Service Class                              0.02%

Approved:  January 16, 1997
Approved as Amended:  April 29, 1997

                                   APPENDIX B

                              SCHEDULE OF SERVICES

     A. Maintaining shareholder accounts, including processing of new accounts.

     B. Posting address changes and other file maintenance for shareholder accounts.

     C.    Posting all transactions to the shareholder file, including:

           -   Direct purchase
           -   Wire order purchases
           -   Direct redemptions
           -   Telephone redemption
           -   Wire order redemption
           -   Direct exchanges
           -   Dividend payments
           -   Dividend reinvestments
           -   Telephone exchanges
           -   Transfers
           -   Certificate issuances
           -   Certificate deposits.

     D. Preparing daily reconciliations of shareholder processing to money movement instructions.

     E.    Issuing all checks and stopping and replacing checks.

     F.    Mailing confirmations and checks.

     G.    Performing certain of the Funds' other mailings, including:

           -   Dividend and capital gain distributions
           -   1099/year-end shareholder reporting
           -   Daily confirmations
           -   Furnish certified list of shareholders (hard copy of microfilm).

     H. Maintaining and retrieving all required past history for shareholders and providing research capabilities as follows:

           - Daily monitoring of all processing activity to verify back-up documentation
           -   Providing exception reports
           -   Microfilming
           - Storing, retrieving and archiving records in accordance with Rules 31a-1, 31a-2, and 31a-3 under the 1940 Act.

    I.    Reporting and remitting as necessary for state escheat requirements.

     J. Answering all service-related inquiries from shareholders and others, including:

           -   General and Policy Inquiries (research and resolve problems)
           -   Fund yield inquiries
           - Taking shareholder processing requests and account maintenance changes as described above.

     K. Responding to shareholder inquiries (research and resolve problems), including:

           - Initiate shareholder account reconciliation proceedings when appropriate
           -   Notify shareholder of bounced investment checks
           -   Initiate proceedings regarding lost certificates
           -   Respond to customer complaints.